Exhibit 10(ll)

CenterPoint Energy, Inc.
Summary of Non-Employee Director Compensation

The following is a summary of compensation paid to the non-employee directors of CenterPoint Energy, Inc. (the “Company”) effective April 25, 2013. For additional information regarding the compensation of the non-employee directors, please read the definitive proxy statement relating to the Company’s 2014 annual meeting of shareholders to be filed pursuant to Regulation 14A.

•Annual retainer fee of $50,000 for Board membership;

•Fee of $2,000 for each Board or Committee meeting attended;

•	Supplemental annual retainer of $15,000 for serving as a chairman of the Audit Committee or Compensation Committee; and

•Supplemental annual retainer of $10,000 for serving as a chairman of any other Board committee.

Members of the special CEO Succession Planning Committee receive an annual retainer of $20,000 instead of the compensation listed above for attending committee meetings and/or serving as chairman of any Board committee.

Stock Grants. Each non-employee director may also receive an annual grant of up to 5,000 shares of CenterPoint Energy common stock which vest on the first anniversary of the grant date. Upon the initial nomination to the Board, in addition to the annual grant, a non-employee director may be granted a one-time grant of up to 5,000 shares of CenterPoint Energy common stock.

Deferred Compensation Plan. Directors may elect each year to defer all or part of their annual retainer fees, including committee chairman fees, and meeting fees. Directors participating in these plans may elect to receive distributions of their deferred compensation and interest in three ways: (i) an early distribution of either 50% or 100% of their account balance in any year that is at least four years from the year of deferral up to the year in which they reach age 70, (ii) a lump sum distribution payable in the year after they reach age 70 or upon leaving the Board of Directors, whichever is later, or (iii) 15 annual installments beginning on the first of the month coincident with or next following age 70 or upon leaving the Board of Directors, whichever is later.